Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Apotheca Biosciences, Inc.

We consent to the inclusion by reference in the foregoing Form S-8 Registration Statement of Apotheca Biosciences, Inc. (the "Company") of our report dated May 17, 2018 relating to our audit of the balance sheet as of January 31, 2018, and statements of operations, stockholders' deficit and cash flows for the year ended January 31, 2018. Our report dated May 17, 2018, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ BF Borgers CPA PC

We have served as the Company's auditor since 2017
Certified Public Accountants
Lakewood, Colorado
October 18, 2018